Exhibit 10.1

February 1, 2014

Mr. Kevin A. DeNuccio

Dear Kevin:

Violin Memory, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer (“PCEO”), and you will report to the Company’s Board of Directors (the “Board”). You will also be elected as a member of the Board. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a salary at the rate of $750,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to review by the Compensation Committee of the Board pursuant to the Company’s executive compensation policies in effect from time to time, but will not be reduced without your consent other than a reduction that applies pro rata to all members of the Company’s senior management team.

3. Annual Incentive Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) for years after 2015 will be awarded based on objective or subjective criteria established by the Compensation Committee of the Board. Your target bonus will be equal to 100% of your annual base salary. Notwithstanding anything to the contrary, your bonus for fiscal year 2015 will be equal to $750,000. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid for any fiscal year after the 2015 fiscal year only if you are employed by the Company at the time of payment (except as provided below), and in no event later than two and one-half (2  1⁄2) months following the end of the fiscal year. The determinations of the Compensation Committee of the Board with respect to your bonus for any fiscal year after the 2015 fiscal year will be final and binding.

4. Signing Bonus and Buy-Out. In consideration for you accepting this offer, resigning as a member of the board of directors of certain other companies, and foregoing the director compensation related thereto, the Company will pay you a signing bonus of $3,000,000 within five (5) business days after the commencement of your employment. If, before you complete eighteen (18) months of continuous employment with the Company and before a “Change in Control” (as defined in the Company’s 2012 Stock Incentive Plan (the “Plan”)), your employment ends because you resign without Good Reason or due to a termination by the Company for Cause or by reason of your death or disability (each referred to hereafter as a “Pay-back Event”), then you must return a pro rata portion of the signing bonus (on an after-tax basis) to the Company. The pro rata portion will be equal to one minus a fraction, the numerator of which is the number of calendar days you have been employed by the Company and the denominator of which is 547.5 (hereafter referred to as the “Pro Rata Return Portion”). For purposes of calculating the after-tax amount of the Pro Rata Return Portion under this Paragraph 4, a 50% marginal tax rate shall be utilized.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) an intentional and material breach of any agreement between you and the Company which causes material harm to the Company, (c) an intentional and material failure to comply with the Company’s written policies or rules which causes material harm to the Company, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof involving fraud or moral turpitude, (e) gross negligence or willful misconduct resulting in material harm to the Company, or (f) an intentional and continued failure to perform assigned duties after receiving written notification of such failure from the Board and the failure to remedy such repeated failure within sixty days of such notice. For these purposes, no act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

5. Employee Benefits. As an executive of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, but in no event less than four (4) weeks’ paid vacation. You will also be indemnified to the fullest extent permitted by applicable law and be covered under the Company’s directors and officers insurance policy for errors and omissions.

6. Stock Options. You will be granted an option to purchase four million (4,000,000) shares of the Company’s Common Stock, subject to the approval of the Board. In the Company’s sole discretion, the option may or may not be pursuant to the Plan but, in any event, will be subject to the terms and conditions of an applicable stock option agreement, except as otherwise provided in this letter agreement, and will be granted no later than five (5) business days following your first day of employment. The exercise price per share will be equal to the closing price of the Company’s common stock on January 31, 2014, as reported by the New York Stock Exchange.

The option will be immediately exercisable with respect to one million (1,000,000) shares, but the Pro Rata Return Portion of the one million (1,000,000) shares will be subject to repurchase by the Company at the exercise price if, before you complete 18 months of continuous employment with the Company, your employment ends due to the occurrence of a Pay-back Event. If the Company is subject to a Change in Control before your employment with the Company terminates, the Company’s right to repurchase any shares will lapse in full.

The option will become exercisable with respect to the remaining three million (3,000,000) shares in equal monthly installments over your first thirty-six (36) months of continuous employment with the Company. If you are subject to an Involuntary Termination, then subject to your execution and non-revocation of a Release pursuant to Section 7 the exercisable portion of the remaining three million (3,000,000) shares will be determined by adding twelve (12) months to the actual period of employment that you have completed with the Company. If the Company is subject to a Change in Control before your employment with the Company terminates, then your stock option will immediately be fully vested and exercisable with respect to all shares, subject to your execution of a Release pursuant to Section 7.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation by you for Good Reason where Good Reason is either (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) you are no longer PCEO of the Company or its parent entity (if any), (iii) a reduction in your base salary or target bonus, other than a reduction that applies pro rata to all members of the Company’s senior management team, or (iv) receipt of notice that your principal workplace will be relocated more than thirty (30) miles. If an event occurs that you consider to be an Involuntary Termination, you agree to resign from your positions as PCEO and your position as a director of the Company within forty-five (45) days following the occurrence of the event. You further agree that, if for any reason, you are no longer employed as the PCEO, you will resign from your position as a director of the Company.

In addition, if your employment terminates because of an Involuntary Termination, then your entire option will remain exercisable for a period of twelve (12) months following the date of your termination of employment.

7. Severance Pay. If you are subject to an Involuntary Termination, the Company will pay you a an amount equal to the sum of (a) your base salary for a period of twelve (12) months plus (b) your target bonus for the year in which the Involuntary Termination occurs. Payment will be made in the form of continuing compensation payments in accordance with the Company’s payroll practice, and will commence on the first day of the month following the expiration of a two (2) month period following the date of termination of your employment, with a catch-up payment for any installments delayed pending the effectiveness of the Release (defined below). Your base salary will be based on the rate in effect at the time of the termination of your employment. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Involuntary Termination, then the Company will pay your monthly premium under COBRA until the earliest of (a) the close of the twelve (12)month period following the Involuntary Termination, (b) the expiration of your continuation coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment. However, this Paragraph 7 (and the benefits described in Section 6 that are conditioned upon a Release) will not apply unless (a) within sixty (60) days following the termination of your employment (or such shorter period as the Company might require), you deliver a release of claims which has become irrevocable (in a form prescribed by the Company) of all known and unknown claims that the Company may then have against you or you may then have against the Company or persons affiliated with the Company excepting for claims to indemnification or under the directors and officers insurance coverage (“Release”) and (b) you have returned all Company property.

8. Limitation on Payments. In the event that the severance and other payments provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either:

(a) delivered in full; or

(b) delivered to such extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and you agree otherwise in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent registered public accounting firm (the “Accountants”), whose determination shall be conclusive and binding upon the Company and you for all purposes. For purposes of making the calculations required pursuant to this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants reasonably may request in order to make a determination under this Section 8. The Company shall bear all costs that the Accountants reasonably may incur in connection with any calculations contemplated by this Section 8. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, with the benefits payable latest in time being subject first to reduction.

9. Section 409A; Delayed Commencement of Benefits

(a) The Company and you intend that this letter agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) on the Termination Date, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of your “separation from service” within the meaning of Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are considered “nonqualified deferred compensation” subject to Code Section 409A, then except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(c) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and a termination of employment shall be interpreted to mean a “separation from service” within the meaning of Code Section 409A.

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board or the Board’s designee.

11. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity (other than any outside directorships) without the prior written consent of the Company. You agree that, following the execution of this letter agreement, you will notify the Company in writing before accepting any new position as a director of any company. You further agree that, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable required withholding and payroll taxes and other deductions required by law.

13. Professional Fees. The Company will pay for all reasonable professional fees that are incurred in connection with the negotiation of the terms of your employment and for the preparation, review and interpretation of this letter agreement, but the amount paid will not exceed $10,000.

14. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company, and shall be interpreted as applicable, in accordance with the laws of the United States and the State of California, exclusive of conflicts of laws provisions.

15. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company) or (c) claims for indemnification or under the directors and officers insurance policy.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

*****

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before Monday, February 3, 2014. This offer letter is subject to approval by the Board of Directors, to be obtained on or before Monday, February 3, 2014.

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Very truly yours,

Violin Memory, Inc.

	By:	/s/ Howard A. Bain III
Howard A. Bain III Chairman of the Board of Directors

I have read and accept this employment offer:

February 1, 2014

/s/ Kevin A. DeNuccio
Signature of Kevin A. DeNuccio

Attachment
Exhibit A: Proprietary Information and Inventions Agreement

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